FOURTH AMENDMENT TO THE AMENDED AND RESTATED

FUND ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

THIS FOURTH AMENDMENT to the Amended and Restated Fund Administration and Accounting Services Agreement is entered into as of April 1, 2023 (this “Amendment”) by and between GUIDESTONE FUNDS, a Delaware statutory trust (the “Trust”) on behalf of each its separate series listed on Annex A to the Agreement (as defined below) (each, a “Fund” and, collectively, the “Funds”) and THE NORTHERN TRUST COMPANY (”Northern”), an Illinois corporation.

WHEREAS, Northern provides certain services to the Trust pursuant to the Amended and Restated Fund Administration and Accounting Services Agreement, dated as of April 1, 2021 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Agreement”); and

WHEREAS, as of the date hereof, the Trust and Northern wish to amend the Agreement to reflect the termination of the Post Trade Compliance Services (as defined in Schedule B of the Agreement).

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS; INTERPRETATION. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement. The headings to the clauses of this Amendment shall not affect its interpretation.

2. AMENDMENT. Effective as of April 1, 2023, Schedule B (Regulatory and Fund Administration Services) is hereby amended by deleting the Compliance Services section in its entirety.

3. GOVERNING LAW. This Amendment shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

4. WAIVER. Northern hereby waives the requirement of section 13(b) of the Agreement that the Trust provide sixty (60) days’ prior written notice to Northern before the Trust stops receiving the Compliance Services (as defined in Schedule B), and agrees that the date of termination of such services shall be March 31, 2023.

5. MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or by means of DocuSign® or other electronic signature, shall be treated in all manner and respects as an original executed counterpart. Each DocuSign® or other electronic, faxed, scanned or photocopied manual signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature and the parties hereby waive any objection to the contrary. Except as provided herein, this Amendment may not be amended or otherwise modified except in writing signed by all the parties hereto.

6. EFFECT OF AMENDMENT. All other terms and conditions set forth in the Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference to the Agreement in the Agreement and all schedules thereto shall mean and be a reference to the Agreement as amended by this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year written above.

GUIDESTONE FUNDS

By:
Name:	Patrick R. Pattison
Title:	Vice President and Treasurer

THE NORTHERN TRUST COMPANY

By:
Name:
Title:

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